Exhibit 99.1

For immediate release October 31, 2006	Eric R. Graef Preformed Line Products (440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES FINANCIAL RESULTS FOR THE

THIRD QUARTER AND FIRST NINE MONTHS OF 2006
Mayfield Village, Ohio, October 31, 2006 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2006.
Net income for the quarter ended September 30, 2006 was $3,999,000, or $.70 per diluted share, compared to $4,179,000, or $.72 per diluted share, for the comparable period in 2005. Net sales in the third quarter 2006 were $56,439,000, a 1% increase from last year’s $55,614,000.
Net income for the nine months ended September 30, 2006 was $10,028,000, or $1.75 per diluted share, compared to the prior year’s $11,103,000, or $1.92 per diluted share. Net sales increased 4% over 2005, to $165,172,000 for the first nine months of 2006 compared to $159,078,000 in 2005.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Our sales increase continues to be driven by our strong international operations. Foreign currency had a favorable impact on sales of $.6 million for the quarter and $1.9 million for the first nine months. Domestic sales were lower in the third quarter than the previous year, primarily because last year included $3 million of hurricane related sales. Our year to date domestic sales have also been negatively affected by decreased spending on the construction and maintenance of copper communications networks by the telcos. Our margins are being negatively impacted by the higher cost of raw material and rising energy costs. However we are beginning to see the positive effect of price increases implemented at the beginning of the quarter. The increase in our costs and expenses reflect our continuing investment in our people, particularly in the research and technology side of the business.”

PAGE 2 / PLP ANNOUNCES THIRD QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albemarle, North Carolina, and Asheville, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s Form 10-K filed with the SEC on March 15, 2006. The Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(Unaudited)

	Three month periods		Nine month periods
In thousands, except per share data	ended September 30,		ended September 30,
	2006	2005	2006	2005

Net sales	$56,439	$55,614	$165,172	$159,078
Cost of products sold	37,677	36,355	111,493	105,775

GROSS PROFIT	18,762	19,259	53,679	53,303

Costs and expenses
Selling	5,475	5,608	16,872	16,182
General and administrative	5,695	5,985	17,393	16,464
Research and engineering	1,928	1,565	5,807	4,635
Other operating expenses — net	136	112	318	42

	13,234	13,270	40,390	37,323

Royalty income — net	287	576	1,004	1,113

OPERATING INCOME	5,815	6,565	14,293	17,093

Other income (expense)
Interest income	389	263	1,144	717
Interest expense	(164)	(93)	(399)	(273)
Other expense — net	(19)	(27)	(53)	(81)

	206	143	692	363

INCOME BEFORE INCOME TAXES	6,021	6,708	14,985	17,456

Income taxes	2,022	2,529	4,957	6,353

NET INCOME	$3,999	$4,179	$10,028	$11,103

Net income per share — basic	$0.71	$0.73	$1.76	$1.94

Net income per share — diluted	$0.70	$0.72	$1.75	$1.92

Cash dividends declared per share	$0.20	$0.20	$0.60	$0.60

Weighted average number of shares outstanding — basic	5,638	5,724	5,696	5,723

Weighted average number of shares outstanding — diluted	5,688	5,793	5,746	5,781

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
Thousands of dollars, except share data	2006	2005
ASSETS
Cash and cash equivalents	$26,026	$39,592
Accounts receivable, less allowances of $976 ($789 in 2005)	36,389	26,481
Inventories-net	39,316	37,618
Deferred income taxes	4,430	3,870
Prepaids and other	3,153	2,832

TOTAL CURRENT ASSETS	109,314	110,393
Property and equipment — net	52,567	48,804
Deferred income taxes	2,410	2,060
Goodwill — net	2,073	2,018
Patents and other intangibles — net	2,628	2,871
Other assets	2,476	2,401

TOTAL ASSETS	$171,468	$168,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Notes payable to banks	$2,645	$1,156
Current portion of long-term debt	3,404	4,806
Trade accounts payable	12,840	10,878
Accrued compensation and amounts withheld from employees	6,568	5,161
Accrued expenses and other liabilities	5,284	6,406
Accrued profit-sharing and pension contributions	4,385	4,290
Dividends payable	1,072	1,147
Income taxes	2,849	881
Deferred income taxes	11	—

TOTAL CURRENT LIABILITIES	39,058	34,725

Long-term debt, less current portion	1,836	122
Deferred income taxes	385	157
SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,360,259 and 5,734,797 outstanding, net of 365,311 and 511,159 treasury shares at par, respectively	10,721	11,470
Paid in capital	1,515	1,237
Retained earnings	130,774	135,481
Accumulated other comprehensive loss	(12,821)	(14,645)

TOTAL SHAREHOLDERS’ EQUITY	130,189	133,543

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$171,468	$168,547